Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of American Battery Technology Company on Form S-3 (File Nos. 333-276329, 333-274524, and 333-271954) and Form S-8 (File No. 333-264431 and 333-257800) of our report dated September 23, 2024, with respect to our audits of the consolidated financial statements of American Battery Technology Company.

/s/ KPMG llp

KPMG llp

Portland, Oregon

September 23, 2024